Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2025 SECOND QUARTER RESULTS

TULSA, OK – February 5, 2025 – Matrix Service Company (Nasdaq: MTRX), a leading North American industrial engineering, construction, and maintenance contractor, today announced results for the second quarter of fiscal 2025 ended December 31, 2024.

SECOND QUARTER FISCAL 2025 RESULTS
(all comparisons versus the prior year quarter unless otherwise noted)

•Total backlog of $1.3 billion
•Total project awards in the quarter of $90.5 million, resulting in a book-to-bill ratio of 0.5x
•Revenue of $187.2 million, an increase of 7%
•Net loss per share of $(0.20) versus $(0.10); adjusted net loss per share of $(0.20)(1) versus $(0.18)
•Adjusted EBITDA of $(2.2) million(1) versus $0.1 million
•Cash flow from operations of $33.6 million
•Liquidity at December 31, 2024 of $211.7 million with no outstanding debt

MANAGEMENT COMMENTARY

“We continued to execute on our diverse backlog of large, multi-year projects during the second quarter, culminating in sustained organic revenue growth in the period,” said John Hewitt, President and Chief Executive Officer of Matrix Service Company. “We delivered year-over-year revenue growth within both our Storage and Terminal Solutions and Utility and Power Infrastructure segments during the second quarter, as we continue to drive strong project execution across the organization,” continued Hewitt. “As backlog conversion to revenue continues to accelerate in the second half of our fiscal year, we expect to realize an improvement in fixed cost absorption, operating leverage and margin realization, consistent with our strategic focus on improved profitability.

“The pace of recent project awards and starts on booked work converting to revenue slowed during the first half of fiscal 2025. This slowness is due to a combination of temporary permitting and project start delays caused by third parties, which we believe have now concluded, together with pre-election policy uncertainty within our core energy markets,” continued Hewitt. “As a result, we’ve lowered our full-year revenue forecast by approximately 5% at the midpoint of our guided range, as approximately $50 million in projected revenue was pushed from fiscal 2025 to fiscal 2026. Looking ahead, we continue to expect a return to profitability during the second half of fiscal 2025. We anticipate more than 40% year-over-year revenue growth in the second half of fiscal 2025, when compared to the second half of fiscal 2024, and expect to deliver a book-to-bill ratio of at least 1.0x for the full year fiscal 2025.

“Our strategic focus on large, complex projects across the energy and industrial landscape position Matrix to capitalize on what we expect will be an historic period for domestic infrastructure investment over the next decade,” said Hewitt. “Our proven ability to service the full project lifecycle, from engineering and fabrication to construction and maintenance, provide customers
(1) Adjusted net loss and adjusted loss per share are non-GAAP financial measures which exclude gain on sale of non-core assets, Adjusted EBITDA is a non-GAAP financial measure which excludes interest expense, interest income, income taxes, depreciation and amortization expense, gain on asset sales, and stock-based compensation. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.

with a turnkey solution that continues to drive high customer retention, with approximately 90% of historical revenue derived from repeat customers.

“Exiting the fiscal second quarter, we continue to maintain strong balance sheet discipline, with more than $211 million in available liquidity and no debt outstanding. We remain focused on expanding both our capabilities and serviceable markets through a combination of organic and complementary inorganic growth, as we build a growing platform of scale within high-value specialty E&C markets.”

FINANCIAL SUMMARY

Fiscal 2025 second quarter revenue was $187.2 million, compared to $175.0 million in the fiscal second quarter of 2024. The difference is attributable to increased revenue volumes in our Storage and Terminal Solutions and Utility and Power Infrastructure segments, partially offset by reduced revenue volumes in Process and Industrial Facilities.

Gross margin was $10.9 million, or 5.8%, in the second quarter of fiscal 2025 compared to $10.6 million, or 6.0% for the second quarter of fiscal 2024. While project execution remained strong, gross margins were negatively impacted by the under-recovery of construction overhead costs. Construction overhead resources have been structured to support the strong market demand and anticipated revenue growth in each of our segments, while supporting continued high quality project execution and efficient utilization of the cost structure.

SG&A expenses were $17.3 million in the second quarter of fiscal 2025, in line with the company's normal run rate. The company continues to conservatively manage its cost structure as it executes its growth strategy.

For the second quarter of fiscal 2025, the Company had a net loss of $5.5 million, or $(0.20) per share, compared to a net loss of $2.9 million, or $(0.10) per share, in the second quarter of fiscal 2024. Adjusted net loss for the second quarter fiscal 2025 was $5.5 million, or $(0.20) per share compared to $4.9 million, or $(0.18) for the second quarter fiscal 2024.

SEGMENT RESULTS

Storage and Terminals Solutions segment revenue increased 53% to $95.5 million in the second quarter of fiscal 2025 compared to $62.4 million in the second quarter of fiscal 2024, due to increased volume of work for specialty vessel and LNG storage. Gross margin was 7.6% in the second quarter of fiscal 2025, compared to 2.9% in the second quarter fiscal 2024. The improved gross margin relative to the prior year period reflects consistent project execution and improved construction overhead cost absorption as a result of higher revenues.

Utility and Power Infrastructure segment revenue increased 52% to $61.1 million in the second quarter of fiscal 2025 compared to $40.1 million in the second quarter of fiscal 2024, benefiting from a higher volume of work associated with LNG peak shaving projects, partially offset by decreases in power delivery work. Gross margin was 5.6% in the second quarter of fiscal 2025, compared to 3.5% for the second quarter of fiscal 2024, an increase of 2.1% due to an improved mix of work. Gross margins in both periods were negatively impacted by the under-recovery of construction overhead costs.

Process and Industrial Facilities segment revenue decreased to $30.6 million in the second quarter of fiscal 2025 compared to $71.3 million in the second quarter of fiscal 2024, primarily due to lower revenue volumes resulting from the completion of a large renewable diesel project, in addition to lower revenue volumes for thermal vacuum chambers. Gross margin was 1.2% in the second quarter of fiscal 2025, compared to 9.4% for the second quarter of fiscal 2024. Gross margins decreased due to changes in the mix of work, as well as an increase in under-recovery of construction overhead costs due to lower revenues.

BACKLOG

The Company’s backlog was $1.3 billion as of December 31, 2024. Project awards totaled $90.5 million in the second quarter of fiscal 2025, resulting in a book-to-bill ratio of 0.5x for the quarter, and a trailing twelve month book-to-bill ratio of 0.9x. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our second quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended
	December 31, 2024		Backlog as of
Segment:	Awards	Book-to-Bill(1)	December 31, 2024
Storage and Terminal Solutions	$32,826	0.3x	$738,986
Utility and Power Infrastructure	21,442	0.4x	318,516
Process and Industrial Facilities	36,270	1.2x	253,632
Total	$90,538	0.5x	$1,311,134

(1)Calculated by dividing project awards by revenue recognized during the period.

FINANCIAL POSITION

Net cash provided by operating activities during the first half of fiscal 2025 was $45.5 million and primarily reflects scheduled payments from customers associated with active projects in backlog.

As of December 31, 2024, Matrix had total liquidity of $211.7 million. Liquidity is comprised of $156.8 million of unrestricted cash and cash equivalents and $54.9 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the facility. As of December 31, 2024, we had no outstanding borrowings under the facility.

FISCAL YEAR 2025 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of February 5, 2025. Various factors outside of the Company's control may impact the Company's revenue and business. This includes the timing of project awards and starts which may be impacted by market fundamentals, client decision-making, federal policy uncertainty, and the associated regulatory environment. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

Today, Matrix provided an update to its fiscal year 2025 revenue guidance:

	Fiscal Year 2024	Fiscal Year 2025	Fiscal Year 2025
	Actual	Previous Guidance	Current Guidance
Revenue	$728.2 million	$900 - $950 million	$850 - $900 million

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, February 6, 2025.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/n6asz3x7, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register.vevent.com/register/BIb20593ea460e40fe9db5e61d9ead3205 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.

The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.

With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification by 2020 Women on Boards, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations, Marketing, Communications & Sustainability
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenue	$187,169	$175,042	$352,748	$372,701
Cost of revenue	176,277	164,453	334,043	350,253
Gross profit	10,892	10,589	18,705	22,448
Selling, general and administrative expenses	17,286	15,731	35,866	32,844
Operating loss	(6,394)	(5,142)	(17,161)	(10,396)
Other income (expense):
Interest expense	(145)	(319)	(234)	(644)
Interest income	1,578	162	3,150	312
Other	(556)	2,454	(495)	4,716
Loss before income tax expense	(5,517)	(2,845)	(14,740)	(6,012)
Provision (benefit) for federal, state and foreign income taxes	16	6	16	6
Net loss	$(5,533)	$(2,851)	$(14,756)	$(6,018)
Basic loss per common share	$(0.20)	$(0.10)	$(0.53)	$(0.22)
Diluted loss per common share	$(0.20)	$(0.10)	$(0.53)	$(0.22)
Weighted average common shares outstanding:
Basic	27,801	27,377	27,680	27,314
Diluted	27,801	27,377	27,680	27,314

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	December 31, 2024	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$156,777	$115,615
Accounts receivable, net of allowance for credit losses	134,726	138,987
Costs and estimated earnings in excess of billings on uncompleted contracts	34,711	33,893
Inventories	7,157	8,839
Income taxes receivable	179	180
Prepaid expenses and other current assets	10,372	4,077
Total current assets	343,922	301,591
Restricted cash	25,000	25,000
Property, plant and equipment - net	41,392	43,498
Operating lease right-of-use assets	18,160	19,150
Goodwill	28,883	29,023
Other intangible assets, net of accumulated amortization	1,103	1,651
Other assets, non-current	55,385	31,438
Total assets	$513,845	$451,351

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	December 31, 2024	June 30, 2024
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$79,976	$65,629
Billings on uncompleted contracts in excess of costs and estimated earnings	237,537	171,308
Accrued wages and benefits	13,288	15,878
Accrued insurance	4,473	4,605
Operating lease liabilities	3,781	3,739
Other accrued expenses	2,044	3,956
Total current liabilities	341,099	265,115
Deferred income taxes	23	25
Operating lease liabilities	18,194	19,156
Other liabilities, non-current	2,595	2,873
Total liabilities	361,911	287,169
Commitments and contingencies
Stockholders’ equity:
Common stock — $0.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued at December 31, 2024 and June 30, 2024, respectively; 27,602,825 and 27,308,795 shares outstanding as of December 31, 2024 and June 30, 2024, respectively;	279	279
Additional paid-in capital	145,608	145,580
Retained earnings	19,185	33,941
Accumulated other comprehensive loss	(10,462)	(9,535)
Treasury stock, at cost — 285,392 and 579,422 shares as of December 31, 2024 and June 30, 2024, respectively;	(2,676)	(6,083)
Total stockholders' equity	151,934	164,182
Total liabilities and stockholders’ equity	$513,845	$451,351

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating activities:
Net loss	$(5,533)	$(2,851)	$(14,756)	$(6,018)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	2,510	2,781	5,025	5,692
Stock-based compensation expense	2,257	2,030	4,568	3,785
Gain on disposal of property, plant and equipment	(132)	(2,223)	(64)	(4,589)
Other	(57)	53	(19)	125
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	(13,820)	(13,209)	(18,930)	(19,752)
Costs and estimated earnings in excess of billings on uncompleted contracts	(2,893)	1,943	(818)	4,462
Inventories	351	712	1,682	(1,004)
Other assets and liabilities	1,617	5,906	(6,963)	(1,763)
Accounts payable	18,377	(12,130)	14,474	(14,303)
Billings on uncompleted contracts in excess of costs and estimated earnings	32,925	44,140	66,229	31,837
Accrued expenses	(2,004)	2,452	(4,912)	2,257
Net cash provided by operating activities	33,598	29,604	45,516	729
Investing activities:
Capital expenditures	(915)	(381)	(2,859)	(859)
Proceeds from sale of property, plant and equipment	163	188	163	2,806
Net cash provided (used) by investing activities	(752)	(193)	(2,696)	1,947
Financing activities:
Advances under asset-backed credit facility	—	10,000	—	10,000
Repayments of advances under asset-backed credit facility	—	(20,000)	—	(20,000)
Proceeds from issuance of common stock under employee stock purchase plan	56	(44,909)	102	91
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	—	(912)	(1,235)	(456)
Net cash used by financing activities	56	(9,954)	(1,133)	(10,365)
Effect of exchange rate changes on cash	(735)	344	(525)	37
Net increase (decrease) in cash and cash equivalents	32,167	19,801	41,162	(7,652)
Cash, cash equivalents and restricted cash, beginning of period	149,610	52,359	140,615	79,812
Cash, cash equivalents and restricted cash, end of period	$181,777	$72,160	$181,777	$72,160
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Income taxes	$18	$(16)	$18	$(43)
Interest	$87	$258	$232	$647

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended December 31, 2024
Total revenue (1)	$95,507	$61,076	$30,586	$—	$187,169
Cost of revenue	(88,235)	(57,667)	(30,216)	(159)	(176,277)
Gross profit (loss)	7,272	3,409	370	(159)	10,892
Selling, general and administrative expenses	5,567	3,561	1,677	6,481	17,286
Operating income (loss)	$1,705	$(152)	$(1,307)	$(6,640)	$(6,394)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $0.8 million for the three months ended December 31, 2024.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended December 31, 2023
Total revenue (1)	$62,360	$40,144	$71,305	$1,233	$175,042
Cost of revenue	(60,522)	(38,729)	(64,634)	(568)	(164,453)
Gross profit	1,838	1,415	6,671	665	10,589
Selling, general and administrative expenses	4,338	1,978	2,206	7,209	15,731
Operating income (loss)	$(2,500)	$(563)	$4,465	$(6,544)	$(5,142)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $0.9 million for the three months ended December 31, 2023.

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Six Months Ended December 31, 2024
Total revenue (1)	$173,746	$116,988	$62,014	$—	$352,748
Cost of revenue	(161,777)	(112,272)	(59,647)	(347)	(334,043)
Gross profit (loss)	11,969	4,716	2,367	(347)	18,705
Selling, general and administrative expenses	11,136	7,537	3,443	13,750	35,866
Operating income (loss)	$833	$(2,821)	$(1,076)	$(14,097)	$(17,161)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $1.7 million for the six months ended December 31, 2024.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Six Months Ended December 31, 2023
Total revenue (1)	$152,504	$72,539	$146,425	$1,233	$372,701
Cost of revenue	(145,714)	(67,428)	(134,676)	(2,435)	(350,253)
Gross profit (loss)	6,790	5,111	11,749	(1,202)	22,448
Selling, general and administrative expenses	8,967	3,526	5,293	15,058	32,844
Operating income (loss)	$(2,177)	$1,585	$6,456	$(16,260)	$(10,396)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $1.8 million for the six months ended December 31, 2023.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended December 31, 2024

The following table provides a summary of changes in our backlog for the three months ended December 31, 2024:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of September 30, 2024	$801,667	$358,150	$252,054	$1,411,871
Project awards	32,826	21,442	36,270	90,538
Other adjustment	—	—	(4,106)	(4,106)
Revenue recognized	(95,507)	(61,076)	(30,586)	(187,169)
Backlog as of December 31, 2024	$738,986	$318,516	$253,632	$1,311,134
Book-to-bill ratio (1)	0.3x	0.4x	1.2x	0.5x

(1)Calculated by dividing project awards by revenue recognized.
(2)Backlog was reduced as a result of the closure of a customer's facility. This customer has historically represented less than 1% of our consolidated revenues.
Six Months Ended December 31, 2024
The following table provides a summary of changes in our backlog for the six months ended December 31, 2024:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2024	$798,255	$379,697	$251,521	$1,429,473
Project awards	114,477	55,807	68,231	238,515
Other adjustment	—	—	(4,106)	(4,106)
Revenue recognized	(173,746)	(116,988)	(62,014)	(352,748)
Backlog as of December 31, 2024	$738,986	$318,516	$253,632	$1,311,134
Book-to-bill ratio (1)	0.7x	0.5x	1.1x	0.7x
(1)Calculated by dividing project awards by revenue recognized.
(2)Backlog was reduced as a result of the closure of a customer's facility. This customer has historically represented less than 1% of our consolidated revenues.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before gain on sale of assets, and the tax impact of these adjustments, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include gain on the sale of assets. While these sales occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sales resulted in material inflows of cash.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net loss, as reported	$(5,533)	$(2,851)	$(14,756)	$(6,018)
Gain on sale of assets(1)	—	(2,006)	—	(4,542)
Tax impact of adjustments and other net tax items(2)	—	—	—	—
Adjusted net loss	$(5,533)	$(4,857)	$(14,756)	$(10,560)

Loss per fully diluted share, as reported	$(0.20)	$(0.10)	$(0.53)	$(0.22)
Adjusted loss per fully diluted share	$(0.20)	$(0.18)	$(0.53)	$(0.39)

(1)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million. In the second quarter of fiscal 2024, we sold a facility in Catoosa, Oklahoma for $2.7 million in net proceeds, which resulted in a gain of $2.0 million.
(2)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have money invested in money market depository accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include gain on asset sales. While these sales occurred outside the normal course of business and are not expected to be recurring, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	(in thousands)
Net loss	$(5,533)	$(2,851)	$(14,756)	$(6,018)
Interest expense	145	319	234	644
Interest income(1)	(1,578)	(162)	(3,150)	(312)
Provision (benefit) for federal, state and foreign income taxes	16	6	16	6
Depreciation and amortization	2,510	2,781	5,025	5,692
Gain on sale of assets(2)	—	(2,006)	—	(4,542)
Stock-based compensation(3)	2,257	2,030	4,568	3,785
Adjusted EBITDA	$(2,183)	$117	$(8,063)	$(745)

(1)Beginning with fiscal 2024, to be more consistent with our peers, we updated our calculation methodology of adjusted EBITDA to include interest income, prior periods have been adjusted to the new methodology.
(2)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million. In the second quarter of fiscal 2024, we sold a facility in Catoosa, Oklahoma for $2.7 million in net proceeds, which resulted in a gain of $2.0 million.
(3)Represents only the equity-settled portion of our stock-based compensation expense.